EXHIBIT 4.2

AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT is dated as of the 26th of February, 2023.

BETWEEN:

SANDSTORM GOLD LTD., a company existing under the laws of the Province of British Columbia,

("Sandstorm")

AND:

AMERICAS GOLD AND SILVER CORPORATION, a company existing under the federal laws of Canada,

(the "Seller")

RECITALS:

A.	The Seller and Sandstorm are parties to a Precious Metals Delivery and Purchase Agreement dated as of April 3, 2019 (the "Purchase Agreement").

B.	The Seller and Sandstorm have agreed to amend the Purchase Agreement, on the terms and conditions set forth in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, for good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, the parties hereto agree as follows:

1.	Definitions

1.1	Capitalized terms used but not defined in this Amendment Agreement have the same meanings as set out in the Purchase Agreement, unless otherwise specified in this Amendment Agreement.

2.	Effective Date

2.1	The rights and obligations of the parties under this Amendment Agreement shall commence and become effective on January 1, 2023.

3.	Additional Advance Payment

3.1

Sandstorm agrees that the Seller has the right to increase the Advance Payment by an additional amount of up to US$1 l,000,O00 in cash (collectively, the "Additional Advance Payment"), payable by Sandstorm to the Seller in accordance with Sections 3.2-3.5 of this Amendment Agreement.

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3.2

For each calendar quarter during the 12-month period commencing on January 1, 2023 (each, a "Calendar Quarter"), the Seller shall have the right, upon written notice to Sandstorm, to require Sandstonn to provide part of the Additional Advance Payment to it in an amount up to US$2,750,000 per Calendar Quarter (each, a "Quarterly Advance Payment"), to an aggregate maximum ofUS$1l,OOO,OOO over the four Calendar Quarters of2023;

3.3

For each Calendar Quarter, the Seller may give written notice to Sandstorm no later than 30 days prior to the end of the Calendar Quarter to require it to provide a Quarterly Advance Payment to the Seller (each, a "Seller Notice"). The Seller Notice shall include wire transfer instructions for the payment of the Quarterly Advance Payment. If the Seller fails to deliver a Seller Notice by the 30th day prior to the end of a Calendar Quarter, it will no longer have the right to request payment of a Quarterly Advance Payment for such Calendar Quarter. For the avoidance of doubt, the last day that the Seller may deliver a Seller Notice to Sandstorm under this Article 3 in respect of the last Calendar Quarter of 2023 is December 1, 2023.

3.4	Upon receipt of a Seller Notice, Sandstorm shall pay the Quarterly Advance Payment to the Seller within five (5) Business Day of the date of delivery of the Seller Notice in question.

3.5	The payment of each Quarterly Advance Payment by Sandstorm to the Seller is conditional upon the satisfaction of the following conditions precedent:

(a)	no Event of Default (or event which with notice or lapse of time or both would become an Event of Default) has occurred and is continuing as of the payment date; and

(b)	the Seller is not in breach or default of its obligations under the Term Promissory Note dated December 15, 2020 issued by it to Sandstorm, as amended on May 24, 2022, as of the payment date.

The foregoing conditions precedent are for the exclusive benefit of Sandstorm and may only be waived by Sandstorm in its sole discretion.

3.6

Any portion of the Additional Advance Payment paid by Sandstorm to the Seller under this Amendment Agreement shall constitute part of the Advance Payment under the Purchase Agreement. Upon each such payment, the Advance Payment shall be deemed to be revised to include any amount of the Additional Advance Payment so paid, and the Uncredited Balance shall be increased by the same amount as the Additional Advance Payment so paid.

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4.	Amendments to the Fixed Deliveries

4.1	The Purchase Agreement is amended as follows, effective concurrently upon the payment of the first Quarterly Advance Payment by Sandstorm to the Seller under Section 3.4 of this Amendment Agreement:

(a)	In the defined term "Fixed Delivery Period" in Section 1.1 of the Purchase Agreement, the reference to "66 months" is deleted and replaced with "78 months".

(b)	In the last sentence of Section 2.3(a) of the Purchase Agreement, the reference to "six (6) months" is deleted and replaced with "18 months".

(c)	The following sub-paragraph is added to Schedule C of the Purchase Agreement after sub-paragraph (ii):

"(iii) Months 67 - 78: 596 ounces of Refined Gold per calendar month for each of the 12 calendar months following the period set out in (ii) above, deliverable on or before the last day of each calendar month during that period; noting no quantity of Refined Gold will be delivered for each Calendar Quarter that the Seller does not deliver a Seller Notice to Sandstorm and a Quarterly Advance Payment is not paid to the Seller."

5.	Representations and Warranties

5.1

Each Party represents and warrants to and in favour of the other Party as follows, and acknowledges and agrees that the other Party is entering into this Amendment Agreement on the basis of such representations and warranties: (a) it is duly incorporated and validly existing under the laws of its governing jurisdiction; (b) it has the corporate power, capacity and authority to execute, deliver and perform this Amendment Agreement and the execution, delivery and performance of this Amendment Agreement by it has been duly authorized by all required corporate action; (c) this Amendment Agreement has been duly executed and delivered by its authorized representatives; (d) this Amendment Agreement represents a valid and binding obligation of it, duly enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws or by equitable principles generally; and (e) it has not has suffered an Insolvency Event that is continuing, or is aware of any circumstance which, with notice or the passage of time, or both, would give rise to an Insolvency Event.

6.	General

6.1

From and after the date of this Amendment Agreement, any reference to "this Agreement" in the Purchase Agreement and any reference to the Purchase Agreement in any other agreement, document or instrument shall mean the Purchase Agreement as amended by this Amendment Agreement.

6.2	Except as otherwise amended by this Amendment Agreement, the provisions of the Purchase Agreement continue in full force and effect and are hereby confirmed.

6.3

This Amendment Agreement shall be governed by and construed under the laws of the Province of British Columbia and the federal laws of Canada applicable therein (without regard to its laws relating to any conflicts of laws).

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6.4

This Amendment Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Amendment Agreement and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no representations, warranties or other agreements between the Parties, express or implied, in connection with the subject matter of this Amendment Agreement except as specifically set out in this Amendment Agreement.

6.5

Notwithstanding Section 13.6 of the Purchase Agreement, each Party shall be responsible for its own costs and expenses incurred with respect to the negotiation of this Amendment Agreement and the transactions contemplated herein.

6.6

This Amendment Agreement may be executed in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment Agreement by electronic email in PDF format shall be effective as delivery of a manually executed counterpart of this Amendment Agreement.

[signature page follows]

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IN WITNESS WHEREOF the parties hereto have executed this Amendment Agreement as of the date first above written.

SANDSTORM GOLD LTD.

By:
Authorized Signatory

AMERICAS GOLD AND SILVER CORPORATION

By:
Authorized Signatory

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